EXHIBIT 11
                        COMPUTATION OF EARNINGS PER SHARE

The Company has computed and presented earnings per share ("EPS") in accordance with Statement of Financial Accounting Standards No. 128. Reconciliation of the numerators and the denominators of the basic and diluted per share computation for net income are as follows:

                                                             (amounts in thousands, except per share data)
                                                                               (unaudited)

                                                                 Income          Shares        Per-Share
                                                               (Numerator)    (Denominator)      Amount
                                                               -----------    -------------      ------
Twelve months ended December 31, 2006
   Basic EPS
      Net income and income available to common shareholders   $      4,254          1,684   $       2.53
      Effect of dilutive securities, options                                             0
                                                               ------------   ------------
   Diluted EPS
      Income available to common shareholders and assumed
         conversions                                           $      4,254          1,684   $       2.53
                                                               ============   ============

Twelve months ended December 31, 2005
   Basic EPS
      Net income and income available to common shareholders   $      4,561          1,683   $       2.71
      Effect of dilutive securities, options                                             0
                                                               ------------   ------------
   Diluted EPS
      Income available to common shareholders and assumed
         conversions                                           $      4,561          1,683   $       2.71
                                                               ============   ============
                                                                 Income          Shares        Per-Share
                                                               (Numerator)    (Denominator)      Amount
                                                               -----------    -------------      ------
Three months ended December 31, 2006
   Basic EPS
      Net income and income available to common shareholders   $        941          1,684   $        .56
      Effect of dilutive securities, options                              0              0
                                                               ------------   ------------
   Diluted EPS
      Income available to common shareholders and assumed
         conversions
                                                               $        941          1,684   $        .56
                                                               ============   ============
Three months ended December 31, 2005
   Basic EPS
      Net income and income available to common shareholders   $        793          1,683   $        .47
      Effect of dilutive securities, options                              0              0
                                                               ------------   ------------
   Diluted EPS
      Income available to common shareholders and assumed
         conversions                                           $        793          1,683   $        .47
                                                               ============   ============

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